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                                                                    Exhibit 99.2




                                    Analyst Contact:             Nancy Shipp
                                                                 303-216-3738
                                    Media Contact:               Gary Gerdemann
                                                                 303-216-3724


         EINSTEIN/NOAH BAGEL CORP. ANNOUNCES INCREASE IN DEBT OFFERING

GOLDEN, CO., May 23, 1997 -- Einstein/Noah Bagel Corp. (NASDAQ-NMS: ENBX) today announced that its private offering of $75 million of convertible subordinated debentures due 2004 was increased to $125 million due to heavy demand for the offering. The proceeds of the offering will be used primarily to fund new store development.

The Debentures are convertible into common stock of Einstein/Noah Bagel Corp. and have semi-annual interest payments on June 1 and December 1 of each year, with the first payment due December 1, 1997. Each bond is convertible into the Company's common stock at a conversion price of $21.25 and carries a 7.25 percent coupon rate.

As of April 20, 1997, Einstein/Noah Bagel Corp. franchised 420 retail bagel stores in 28 states, primarily under the Einstein Bros.(TM) Bagels and Noah's New York Bagels(R) brands. The stores are unique bagel cafes and bakeries featuring fresh-baked bagels, a variety of cream cheese spreads, specialty coffee drinks, soups, sandwiches and salads. Boston Chicken, Inc., (NASDAQ-
NMS: BOST) is the majority stockholder of ENBC.

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